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Exhibit 23.2





                       Consent of Serchuk & Zelermyer, LLP




The Board of Trustees
Cortland Savings Bank

Re: The Registration Statement on Form S-1 and Application for Conversion of Form 86-AC in connection with the conversion of Cortland Savings Bank from the mutual to the stock form of ownership.

     We hereby consent to the reference to our firm under the heading "Legal and Tax Opinions" in the prospectus which is part of the (i) Registration Statement on Form S-1 of CNY Financial Corporation, filed with the Securities and Exchange Commission and (ii) the Application for Conversion on Form 86-AC of Cortland Savings Bank filed with the New York State Banking Department.

                                         Very truly yours,


                                         /s/ Serchuk & Zelermeyer, LLP

White Plains, New York
June 18, 1998